Exhibit 99.1

Thrive Acquisition Corporation Announces the Separate Trading of its Class A

Ordinary Shares and Warrants

Newton, Massachusetts--(BUSINESS WIRE)--Thrive Acquisition Corporation (Nasdaq: THAC.U) (the “Company”) announced today that, commencing December 8, 2021, holders of the 17,250,000 units sold in the Company’s initial public offering may elect to separately trade the Company’s Class A ordinary shares and warrants included in the units. Class A ordinary shares and warrants that are separated will trade on The Nasdaq Global Market under the symbols “THAC” and “THAC.W,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Those units not separated will continue to trade under The Nasdaq Global Market symbol “THAC.U.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of Class A ordinary shares and warrants.

Thrive Acquisition Corporation is a newly organized blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses. While the Company may pursue a business combination in any industry, sector or geographic region, the Company intends to identify promising opportunities in the global health and wellness industry. The Company has not selected any specific business combination target.

BTIG, LLC acted as the sole bookrunner for the offering. I-Bankers Securities, Inc. acted as co-manager for the offering. The offering was made only by means of a prospectus. Copies of the prospectus may be obtained by contacting BTIG, LLC, 65 East 55th Street, New York, NY 10022, or by email at ProspectusDelivery@btig.com.

A registration statement relating to the securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on October 20, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering, the anticipated use of the net proceeds and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement for the Company’s initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Thrive Acquisition Corporation

Contact: Charles Jobson

info@thriveacquisitions.com

www.thriveacquisitions.com